UNIVAR USA INC.
SUPPLEMENTAL VALUED INVESTMENT PLAN
(As Amended and Restated as of June 1, 2014)

Second Amendment

WHEREAS, Univar USA Inc. (“Company”) sponsors and maintains the Univar USA Inc. Supplemental Valued Investment Plan as amended and restated as of June 1, 2014, and thereafter amended (the “Plan”); and

WHEREAS, the Company’s Board of Directors has the authority to amend the Plan; and

WHEREAS, Pension Management Committee and the Company’s President each have the authority to amend the Plan for changes that do not significantly increase the cost of the Plan pursuant to Section 12.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to permit newly eligible employees to make a deferral election within 30 days of becoming eligible to participate in the Plan.

NOW, THEREFORE, effective June 23, 2016, the Plan is hereby amended as follows:

1.    The definition of “Participant” in Section 3 of the Plan, Definitions, is hereby amended in its entirety to read as follows:

“Participant means an Employee who meets the eligibility requirements set forth in Sections 4.1 or 5.3 and becomes a Plan Participant pursuant to Sections 4.2 or 5.3 of the Plan.”

2.    Section 4.2 of the Plan, Participation, is hereby amended to change the term “Section 5.3” to “Sections 5.3 and 5.4”.

3.    Article 5 of the Plan, Deferrals, is amended to add a new Section 5.3 of the Plan, First Year Eligibility, to read as follows and the existing Section 5.3 renumbered as 5.4:

“5.3    First Year Eligibility. Notwithstanding any other provisions in the Plan to the contrary, within 30 days after the date an Employee first becomes employed by the Company in a Director Level 1 or higher position who is earning a base salary at least equal to the amount described in Section 4.1(ii) for purposes of determining eligibility for the Plan Year in which such 30-day period commences, the Employee may complete a Deferral election to defer between one percent (1%) and seventy-five percent (75%) of the Employee’s Compensation (other than incentive compensation) earned in pay periods commencing after the election is submitted through the end of the Plan Year in which the election is made, and a separate such election to defer between one percent (1%) and seventy-five percent (75%) of Compensation (other than incentive compensation) the Employee earns in the Plan Year immediately following the Plan Year in which the election is submitted. In addition, within such 30-day period, the Employee may complete a separate Deferral election to defer between one percent (1%) and seventy-five percent (75%) of incentive compensation earned by the Employee between the date such election is submitted and the end of the Plan Year in which the election is made.

Incentive compensation that may be deferred pursuant to the foregoing paragraph need not be Performance-Based Compensation, but must be an annual incentive bonus earned either over the calendar year (or a portion thereof) in which the election is submitted, and if earned, must be payable (but for such election) in the following calendar year. If an election to defer incentive compensation is submitted after the performance period for such incentive has begun, the election shall only apply to a pro rata portion of the incentive compensation. The pro rata portion shall be the amount determined by multiplying the total incentive compensation amount paid by a fraction, the numerator of which is the number of days remaining in the performance period after the election is submitted over the total number of days in the performance period.

Elections under this Section 5.3 shall only be made available in a manner consistent with the requirements of Code Section 409A and applicable regulations thereunder, and any administrative rules set forth by the Pension Management Committee or its delegate (including, without limitation, rules regarding use of paper election forms). Eligibility to make Deferral elections under this Section 5.3 is in addition to, and not in lieu of, any right an Employee has to make Deferral elections pursuant to Sections 5.1 and 5.2 above.”

4.    The renumbered Section 5.4 of the Plan, Irrevocability of Election, is hereby amended to change references therein to Section 5.3 to Section 5.4, and to add the following language after the first sentence:

“A Participant who makes a Deferral election pursuant to Section 5.3 with respect to Compensation earned (or commenced to be earned) in the Plan Year in which such election is submitted may not change, terminate or increase or decrease such Deferrals. A Participant who makes a Deferral election pursuant to Section 5.3 with respect to Compensation earned in the Plan Year immediately following the Plan Year in which the election is submitted may change, terminate, increase or decrease such Deferrals through the Deferral Election Procedure described in Sections 5.1 and 5.2 above to the extent the Participant is otherwise eligible to make a Deferral Election pursuant to the terms of such Sections.”

This Second Amendment to the Plan is executed this 27th day of June, 2016.

UNIVAR USA INC.

By: /s/ Dianna Sparacino

Its: VP, Human Resources

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